SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549




                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)       June 3, 2002
                                                  ------------------------


                                Tumbleweed, Inc.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


           Delaware                      333-579231             61-1327945
-------------------------------   ------------------------  -------------------
(State or Other Jurisdiction of   (Commission File Number)    (IRS Employer
        Incorporation)                                      Identification No.)



2301 River Road, Suite 200, Louisville, KY                     40206
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(Address of Principal Executive Offices)                    (Zip Code)



Registrant's telephone number, including area code     502-893-0323
                                                   -------------------


No change since last report.
-------------------------------------------------------------------------------
(Former Name or Former Address, if Changed Since Last Report)







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Item 5.  Other Events

Tumbleweed, Inc. today announced that a group consisting of Gerald Mansbach, the Company's largest stockholder, Terrance A. Smith, the Company's Chairman, President and Chief Executive Officer, and David M. Roth, a director of the Company, submitted a proposal to the Company's Board of Directors to acquire all the Company's common stock not currently owned by them or by others they may invite to join their group. The proposal contemplates a cash tender offer price of $1.75 per share. The group currently owns approximately 45% of the Company. Mr. Mansbach has indicated that he intends to invite a number of other directors and stockholders to join the group, as he may determine.

The offer is subject to a number of conditions, including (1) entering into a definitive agreement with the Company in form and substance customary for transactions of this sort, (2) approval of the transaction by a special committee of the Company's Board of Directors consisting of independent members of the Board, (3) receipt of satisfactory financing for the transaction, and (4) receipt of a fairness opinion from the financial advisor to the special committee that the proposed transaction is fair from a financial point of view to the public stockholders. The group has reserved the right to amend or withdraw the proposal at any time.

The Company has called a board meeting to consider the proposal. Mr. Smith has stated that he will request the board appoint a committee of independent directors to consider the offer. There can be no assurance that the proposal will lead to the commencement of a tender offer.

This summary of the attached press release is qualified in its entirety by the complete text of such document, a copy of which is attached hereto as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits

(c) Exhibit 99.1 Press Release dated June 3, 2002.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


TUMBLEWEED, INC.

By:          /s/ Glennon F. Mattingly
         -------------------------------
Name:    Glennon F. Mattingly
Title:   Vice President and Chief Financial Officer

Date:    June 3, 2002




























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                                  Exhibit Index

Exhibit No.

99.1 Press Release dated June 3, 2002



































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                                  Exhibit 99.1

Contact: Glennon F. ("Buddy") Mattingly; (502)893-0323 (ext. 385) Chief Financial Officer

TUMBLEWEED ANNOUNCES RECEIPT OF TENDER OFFER PROPOSAL

Louisville, KY (June 3, 2002) - Tumbleweed, Inc. (NasdaqSC:TWED) today announced that a group consisting of Gerald Mansbach, the Company's largest stockholder, Terrance A. Smith, the Company's Chairman, President and Chief Executive Officer, and David M. Roth, a director of the Company, submitted a proposal to the Company's Board of Directors to acquire all the Company's common stock not currently owned by them or by others they may invite to join their group. The proposal contemplates a cash tender offer price of $1.75 per share. The group currently owns approximately 45% of the Company. Mr. Mansbach has indicated that he intends to invite a number of other directors and stockholders to join the group, as he may determine.

The offer is subject to a number of conditions, including (1) entering into a definitive agreement with the Company in form and substance customary for transactions of this sort, (2) approval of the transaction by a special committee of the Company's Board of Directors consisting of independent members of the Board, (3) receipt of satisfactory financing for the transaction, and (4) receipt of a fairness opinion from the financial advisor to the special committee that the proposed transaction is fair from a financial point of view to the public stockholders. The group has reserved the right to amend or withdraw the proposal at any time.

The Company has called a board meeting to consider the proposal. Mr. Smith has stated that he will request the board appoint a committee of independent directors to consider the offer. There can be no assurance that the proposal will lead to the commencement of a tender offer.

Tumbleweed opened its first restaurant in 1975 in New Albany, Indiana. Restaurants are currently open in Ohio, Illinois, Indiana, Kentucky, Virginia, Michigan and Wisconsin. International locations include Germany, Jordan, Egypt, Turkey and England. Tumbleweed currently has 59 restaurants in operation, with 31 company-owned locations, and 28 franchised and licensed restaurants, including six international units. For additional information, visit Tumbleweed's website at www.tumbleweedrestaurants.com.

This release includes forward-looking statements about Tumbleweed and its business. For this purpose, words such as expects, believes, estimates, anticipates, plans and similar expressions are intended to identify forward-looking statements. Many things could cause our actual results to differ materially from those projected in the forward-looking statements, including the availability and cost of financing and other events that could affect our restaurant expansion program, changes in food and other costs, changes in national, regional or local economic conditions, changes in consumer tastes, competitive factors such as changes in the number and location of competing restaurants and the availability of experienced management and hourly employees.




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